EXHIBIT 2.1

STOCK EXCHANGE AGREEMENT
AND PLAN OF REORGANIZATION

BETWEEN

SPRINGBANK RESOURCES, INC.

AND

LOCATION BASED TECHNOLOGIES, CORP.

ARTICLE V	CONDITIONS PRECEDENT TO PERFORMANCE BY SPRINGBANK	7
5.1	Conditions	7
5.2	Accuracy of Representations	7
5.3	Performance	7
5.4	Absence of Litigation	8
5.5	Other	8

ARTICLE VI	CONDITIONS PRECEDENT TO PERFORMANCE BY LBT	8
6.1	Conditions	8
6.2	Accuracy of Representations	8
6.3	Performance	8
6.4	Absence of Litigation	8
6.5	Other	8

ARTICLE VII	CLOSING	9
7.1	Closing	9
7.2	Exchange of Securities	9
7.3	Directors	9

ARTICLE VIII	REMEDIES	9
8.1	Arbitration	9
8.2	Costs	10
8.3	Termination	10

ARTICLE IX	MISCELLANEOUS	10
9.1	Captions and Headings	10
9.2	No Oral Change	10
9.3	Non-Waiver	10
9.4	Time of Essence	11
9.5	Entire Agreement	11
9.6	Governing Law	11
9.7	Counterparts	11
9.8	Notices	11
9.9	Binding Effect	11
9.10	Mutual Cooperation	11
9.11	Expenses	11

Exhibits

A	Allocation of Shares
2.2	Options, Warrants and Convertible Securities (LBT)
2.3	Officers and Directors (LBT)
2.4	Financial Statements – Changes in Financial Condition (LBT)
2.5	Changes in Financial Condition (LBT)
2.9	Trademarks, Trade Names and Copyrights (LBT)
2.10	Material Contracts (LBT)
2.11	Insurance Policies (LBT)
2.12	Employee Benefit Plan
2.18	Officers, Directors, Bank Accounts, Safe Deposit Boxes, Powers of Attorney (Springbank)
2.19	Options, Warrants and Convertible Securities (Springbank)
2.20	Financial Statements – Changes in Financial Condition (Springbank)
2.21	Changes in Financial Condition (Springbank)
2.25	Trademarks, Trade Names and Copyrights (Springbank)
2.26	Material Contracts (Springbank)
2.27	Insurance Policies (Springbank)
2.29	Litigation (Springbank)
5.5(c)	Required Consents

STOCK EXCHANGE AGREEMENT
AND PLAN OF REORGANIZATION

This STOCK EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”), made as of the 31st day of August, 2007, by and between Springbank Resources, Inc. (“Springbank”), Location Based Technologies, Corp. (“LBT”), and the shareholders of LBT whose names are listed in Exhibit A hereto (as to Article I and Article III only), is made for the purpose of establishing the terms and conditions a plan of reorganization pursuant to which Springbank will acquire all of the issued and outstanding shares of LBT in exchange for shares of Springbank’s common stock.

In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

EXCHANGE OF SECURITIES

Subject to the terms and conditions of this Agreement, Springbank agrees to issue, and the shareholders of LBT agree to accept 18,384,500 shares of Springbank’s common stock in consideration for all of the issued and outstanding shares of LBT.  The shares of Springbank’s common stock will be allocated to the shareholders of LBT in accordance with Exhibit A to this Agreement.  The parties hereto intend that the transaction qualify as a “reorganization” for purposes of Section 368(a)(1)(B) of the Internal Revenue Code.

REPRESENTATIONS AND WARRANTIES
LBT REPRESENTS AND WARRANTS TO SPRINGBANK THAT:

Organization.  LBT is a company duly organized, validly existing, and in good standing under the laws of California, has all necessary powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in location where its business requires qualification.

Capital.  The authorized capital of LBT consists of 200,000,000 shares of common stock.  Immediately prior to closing LBT will have 18,384.500 outstanding shares of common stock.  At closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating LBT to issue any additional securities other than as set forth on Exhibit 2.2.

Officers and Directors.  Exhibit 2.3 to this Agreement contains the names and titles of all officers and directors of LBT.

Financial Statements.  Exhibit 2.4 to this Agreement contains the balance sheets of LBT as of May 31, 2007, and the related statements of income for the period then ended.  The financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by LBT throughout the periods indicated, and fairly present the financial position of LBT as of the dates of the balance sheets included in the financial statements, and the results of its operations for the periods indicated.

Absence of Changes.  Since May 31, 2007 there has not been any material change in the financial condition or operations of LBT, except changes reflected on Exhibit 2.5 or changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

Absence of Undisclosed Liabilities.  LBT did not as of May 31, 2007 have any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on Exhibit 2.4.

Tax Returns.  Within the times and in the manner prescribed by law, LBT has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable.  No federal income tax returns of LBT have been audited by the Internal Revenue Service.  The provision for taxes, if any, reflected in LBT’s balance sheet as of May 31, 2007, is adequate for any and all federal, state, county, and local taxes owed by LBT for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed.  There are no present disputes as to taxes of any nature payable by LBT.

Minutes Complete.  The minutes of LBT are a complete and accurate record of all meetings of the members and managers of LBT and accurately reflect all actions taken at such meetings.  The signatures on such minutes are the valid signatures of LBT’s managers who were duly elected or appointed on the dates that the minutes were signed by such persons.

Trade Names and Rights.  Exhibit 2.9 attached hereto and made a part hereof lists all trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications which are owned by LBT.  No person other than LBT owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or contemplated in connection with the operation of LBT’s business.

Contracts and Leases.  Exhibit 2.10 attached hereto and made a part hereof contains a summary of the provisions of all material contracts, leases, and other agreements of LBT presently in existence or which have been agreed to by LBT (whether written or oral).  Except as disclosed on Exhibit 2.6, LBT is not in default under of these agreements or leases.

Insurance Policies.  Exhibit 2.11 to this Agreement is a description of all insurance policies held by LBT concerning its business and properties.  All these policies are in the respective principal amounts set forth in Exhibit 2.11 and are in full force and effect.

Compliance with Laws.  LBT has complied with, and is not in violation of, applicable federal, state, or local statutes, laws, and regulations affecting its properties or the operation of its business, including but not limited to applicable federal and state securities laws.  Except as described on Exhibit 2.12, LBT does not have any employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Litigation.  LBT is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the actual knowledge of any of the three executive officers of LBT, threatened, against or affecting LBT or its business, assets, or financial condition.  LBT is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.  LBT is not engaged in any legal action to recover moneys due to LBT or damages sustained by LBT.

Ability to Carry Out Obligations.  Subject to the approval of its shareholders, LBT has the right, power, and authority to enter into, and perform its obligations under, this Agreement.  The execution and delivery of this Agreement by LBT and the performance by LBT of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of organization, or other agreement or instrument to which LBT is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of LBT, or (c) an event that would result in the creation or imposition or any lien, charge, or encumbrance on any asset of LBT or would create any obligation for which LBT would be liable, except as contemplated by this Agreement.

Full Disclosure.  None of representations and warranties made by LBT, or in any certificate or memorandum furnished or to be furnished by LBT, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading. LBT has disclosed to Springbank all reasonably foreseeable contingencies which, if such contingencies transpired, would have a material adverse effect on LBT’s business.

Assets.  Except as disclosed in Exhibit 2.4 LBT has good and marketable title to all of its property.

SPRINGBANK REPRESENTS AND WARRANTS TO LBT THAT:

Organization.  Springbank is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification, except in those states where the failure to be so qualified would not have a material adverse effect on Springbank.

Directors and Officers.  Exhibit 2.18 to this Agreement contains:  (i) the names and titles of all directors and officers of Springbank and all persons whose compensation from Springbank as of the date of this Agreement will equal or its expected to equal or exceed, at an annual rate, the sum of $1,000; (ii) the name and address of each bank with which Springbank has an account or safety deposit box, the identification number thereof, and the names of all persons who are authorized to draw thereon or have access thereto; and (iii) the names of all persons who have a power of attorney from Springbank and a true copy of each such Power of Attorney.

Capital.  The authorized capital stock of Springbank consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.  Springbank’s shareholder list as of August 28, 2007 is attached as Exhibit 2.19.  Immediately prior to closing 4,337,500 shares of Springbank’s common stock will be issued and outstanding.  All of the shares are validly issued, fully paid, and non-assessable.  At closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Springbank to issue or to transfer from treasury any additional shares of its capital stock of any class except as reflected on Exhibit 2.19.

Financial Statements.  Exhibit 2.20 to this Agreement contains the balance sheets of Springbank as of May 31, 2007, and the related statements of income and retained earnings for the period then ended.  The financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by Springbank throughout the periods indicated, and fairly present the financial position of Springbank as of the dates of the balance sheets included in the financial statements, and the results of its operations for the periods indicated.

Absence of Changes.  Since May 31, 2007, there has not been any change in the financial condition or operations of Springbank, except (i) changes in the ordinary course of business, which changes have not in the aggregate been materially adverse, and (ii) changes disclosed on Exhibit 2.21.

Absence of Undisclosed Liabilities.  Springbank does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on Exhibit 2.20.

Tax Returns.  Within the times and in the manner prescribed by law, Springbank has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable, except where the failure to file and/or pay would not have a material adverse effect on Springbank.  No federal income tax returns of Springbank have been audited by the Internal Revenue Service or Revenue Canada.  The provision for taxes, if any, reflected in Springbank’s balance sheet as of May 31, 2007, is adequate for any and all federal, state, county, and local taxes owed by Springbank for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed.  There are no present disputes as to taxes of any nature payable by Springbank.

Minutes Complete.  The minutes of Springbank are a complete and accurate record of all meetings of the shareholders and directors of Springbank and accurately reflect all actions taken at such meetings.  The signatures of the directors and/or officers on such minutes are the valid signatures of Springbank’s directors and/or officers who were duly elected or appointed on the dates that the minutes were signed by such persons.

Trade Names and Rights.  Exhibit 2.25 attached hereto and made a part hereof lists all trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications which are owned by Springbank.  No person, other than Springbank, will own any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or contemplated in connection with the operation of the business of Springbank, as such business is to be conducted after the closing of this transaction.

Contracts and Leases.  Exhibit 2.26 attached hereto and made a part hereof contains a summary of the provisions of all material contracts, leases, and other agreements of Springbank presently in existence or which have been agreed to by Springbank (whether written or oral).  Except as noted on Exhibit 2.26, Springbank is not in default under any of these agreements or leases.

Insurance Policies.  Exhibit 2.27 to this Agreement is a description of all insurance policies held by Springbank concerning its business and properties.  All these policies are in the respective principal amounts set forth in Exhibit 2.27 and are in full force and effect.

Compliance with Laws.  Springbank has complied with, and is not in violation of, applicable federal, state, provincial, or local statutes, laws, and regulations affecting its properties or the operation of its business, including but not limited to federal and state or provincial securities laws.  Springbank does not have any employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or any similar law of Canada or any province thereof.  Springbank has filed with the Securities and Exchange Commission (“SEC”) and any applicable state or provincial securities agency, all required forms, reports, schedules, statements and other documents (collectively, the “SEC Documents”).  The SEC Documents filed by Springbank, including without limitation any financial statements or schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (b) complied in all material respects with applicable federal, state or provincial securities laws, as the case may be, and the rules and regulations of the SEC and any applicable state or provincial securities agency.  The financial statements of Springbank included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly presented (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of Springbank as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

Litigation.  Other than as disclosed on Exhibit 2.29, Springbank is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of Springbank threatened, against or affecting Springbank or its business, assets, or financial condition.  Springbank is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.  Springbank is not engaged in any legal action to recover moneys due to it or damages sustained by it other than as disclosed on Exhibit 2.29.

Ability to Carry Out Obligations.  Springbank has, or by the closing will have, the right, power, and authority to enter into, and perform its obligations under, this Agreement.  The execution and delivery of this Agreement by Springbank and the performance by Springbank of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-law, or other agreement or instrument to which Springbank is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Springbank, or (c) an event that would result in the creation or imposition or any lien, charge, or encumbrance on any asset of Springbank or would create any obligations for which Springbank would be liable, except as contemplated by this Agreement.

Full Disclosure.  None of representations and warranties made by Springbank, or in any certificate or memorandum furnished or to be furnished by Springbank, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading. Springbank has disclosed to LBT all reasonably foreseeable contingencies which, if such contingencies transpired, would have a material adverse effect on Springbank.

Assets.  Springbank has good and marketable title to all of its property.

SHAREHOLDER REPRESENTATIONS

Each shareholder of LBT represents to Springbank that the shareholder has the right, power, and authority to enter into, and perform the shareholder’s obligations under this Agreement.  The execution and delivery of this Agreement by such shareholder and the delivery by such shareholder of the common stock in LBT pursuant to Article I will not cause, constitute, or conflict with or result in any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, or agreement to which the shareholder is a party, or by which the shareholder may be bound, nor will any consents or authorizations of any party, other than each shareholder, be required.  Each shareholder of LBT represents and warrants to Springbank that the common stock of LBT that such shareholder will deliver at closing will be free of any liens or encumbrances.

Each shareholder of LBT understands that the shares being acquired from Springbank represent restricted securities as that term is defined in Rule l44 of the SEC.  Each shareholder of LBT represents and warrants that such shareholder will be acquiring the common stock of Springbank for investment purposes only and not with a view to any resale or distribution of such stock.

Each shareholder of LBT represents to Springbank that such shareholder is an “accredited investor” as that term is defined in Regulation D promulgated by the SEC, and that such shareholder will have reviewed prior to the closing a disclosure memorandum prepared by Springbank in accordance with Section 6.5(c) of this Agreement.  Each shareholder of LBT represents to Springbank that the shareholder is not relying on Springbank or any officer, director, employee, attorney, accountant or agent of Springbank with respect to the tax consequences of the transactions contemplated by this Agreement.

OBLIGATIONS BEFORE CLOSING

Investigative Rights.  From the date of this Agreement until the date of closing, each party shall provide to the other party, and such other party’s counsel, accountants, auditors, and other authorized representatives, full access during normal business hours to all of each party’s properties, books, contracts, commitments, records and correspondence and communications with regulatory agencies for the purpose of examining the same.  Each party shall furnish the other party with all information concerning each party’s affairs as the other party may reasonably request.

Conduct of Business.  Prior to the closing, and except as contemplated by this Agreement, each party shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business.  Except as contemplated by this Agreement, neither Springbank nor LBT will amend its Articles of Incorporation or by-laws, declare dividends, redeem, sell or issue stock, or other securities, incur additional or newly-funded material liabilities, acquire or dispose of fixed assets, change senior management, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.  Notwithstanding the above, Springbank will, prior to closing, dispose of all of its assets.  Prior to October 31, 2007 neither Springbank nor LBT will enter into any discussions or agreements with any other person relating to any acquisition, merger, or similar transaction involving Springbank or LBT.

CONDITIONS PRECEDENT TO PERFORMANCE BY SPRINGBANK

Conditions.  Springbank’s obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article V.  Springbank may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Springbank of any other condition of or any of Springbank’s other rights or remedies, at law or in equity, if LBT shall be in default of any of its representations, warranties, or covenants under this agreement.

Accuracy of Representations.  Except as otherwise permitted by this Agreement, all representations and warranties by LBT in this Agreement or in any written statement that shall be delivered to Springbank by LBT under this Agreement shall be true on and as of the closing date as though made at those times.

Performance.  LBT shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the closing.  LBT shall have obtained all necessary consents and approvals necessary to consummate the transactions contemplated hereby.

Absence of Litigation.  No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement or to its consummation, shall have been instituted or threatened on or before the closing.

Other.  In addition to the other provisions of this Article V, Springbank’s obligations hereunder shall be subject to the satisfaction, at or before the Closing, of the following:

The financial statements of LBT as of August 31, 2006 will have been audited by an accounting firm satisfactory to Springbank.

Each shareholder of LBT will have executed and delivered to Springbank a subscription agreement in a form customarily used in private placements of securities to offerees that include non-accredited investors.

All required consents as listed on Exhibit 5.5(c) hereof have been obtained.

CONDITIONS PRECEDENT TO PERFORMANCE BY LBT

Conditions.  LBT’s obligations hereunder shall be subject to the satisfaction, at or before the Closing, of the conditions set forth in this Article VI.  LBT may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by LBT of any other condition of or any of LBT’s other rights or remedies, at law or in equity, if Springbank shall be in default of any of its representations, warranties, or covenants under this agreement.

Accuracy of Representations.  Except as otherwise permitted by this Agreement, all representations and warranties by Springbank in this Agreement or in any written statement that shall be delivered to LBT by Springbank under this Agreement shall be true on and as of the closing date as though made at those times.

Performance.  Springbank shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the closing.  Springbank shall have obtained all necessary consents and approvals necessary to consummate the transactions contemplated hereby.

Absence of Litigation.  No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement or to its consummation, shall have been instituted or threatened on or before the closing.

Other.  In addition to the other provisions of this Article VI, LBT’s obligations hereunder shall be subject to the satisfaction, at or before the Closing, of the following:

Springbank’s liabilities at closing will not exceed $100.

Springbank will have disposed of all of its assets.

Springbank shall have prepared and delivered to all shareholders of LBT a disclosure memorandum in compliance with Rule 502(b) of Regulation D promulgated by the SEC suitable for use in a situation where accredited investors are offerees.

Springbank will be qualified to do business in California.

CLOSING

Closing.  The closing of this transaction shall be held at the offices of LBT. Unless the closing of this transaction takes place before October 31, 2007, then either party may terminate this Agreement without liability to the other party, except as otherwise provided in Section 9.1.  At the closing, the following documents, in form reasonably acceptable to counsel to the parties or as set forth herein, shall be delivered:

By LBT:

An officer’s certificate, dated the closing date, that all representations, warranties, covenants, and conditions set forth in this Agreement on behalf of LBT are true and correct as of, or have been fully performed and complied with by, the closing date.

By Springbank:

An officer’s certificate, dated the closing date, that all representations, warranties, covenants, and conditions set forth in this Agreement on behalf of Springbank are true and correct as of, or have been fully performed and complied with by, the closing date, and

Copies of directors’ resolutions approving the transactions contemplated in this Agreement.

Exchange of Securities.  On the closing date, each share of LBT then issued and outstanding will be exchanged for the fully paid and nonassessable shares of Springbank in accordance with Exhibit A to this Agreement.

Directors.  At the closing of this Agreement, Springbank will cause David Morse, Joseph Scalisi and Desiree Mejia to be appointed directors of Springbank.  Following such appointment, all present officers and directors of Springbank will resign.

REMEDIES

Arbitration.  Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Orange County, California, in accordance with the rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

Costs.  (i) Each party will bear its own costs of and incidental to the preparation and execution of this Agreement; (ii) if any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

Termination.  In addition to the other remedies, Springbank or LBT may on or prior to the closing date terminate this Agreement, without liability to the other party:

If any bona fide action or proceeding shall be pending against Springbank or LBT on or before the closing date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of this Agreement or if any agency of any federal, state or provincial government shall have objected at or before the closing date to this acquisition or to any other action required by or in connection with this Agreement;

If the legality and sufficiency of all steps taken and to be taken by each party in carrying out this Agreement shall not have been approved by the counsel to Springbank and LBT.

If a party breaches any representation, warranty, covenant or obligation of such party set forth herein and such breach is not corrected within ten days of receiving written notice from the other party of such breach.

MISCELLANEOUS

Captions and Headings.  The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

No Oral Change.  This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

Non-Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

Time of Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

Entire Agreement.  This Agreement (including all Exhibits) contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements, understandings and the letters of intent between the parties.

Governing Law.  This Agreement and its application shall be governed by the laws of Nevada without regard to its conflict of laws rules.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third business day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

If to Springbank	Suite 150, 1300 8th Street, S.W.
Calgary, Alberta, Canada T2R 1B2

If to LBT	4989 E. La Palma Avenue
Anaheim, California 92807
Attention: David Morse

Binding Effect.  This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

Mutual Cooperation.  The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.  Neither party will intentionally take any action, or omit to take any action, which will cause a breach of such party’s obligations pursuant to this Agreement.

Expenses.  Each of the parties hereto agrees to pay all of its own expenses (including without limitation, attorneys’ and accountants’ fees) incurred in connection with this Agreement, the transactions contemplated herein and negotiations leading to the same and the preparations made for carrying the same into effect.  Each of the parties expressly represents and warrants that no finder or broker has been involved in this transaction and each party agrees to indemnify and hold the other party harmless from any commission, fee or claim of any person, firm or corporation employed or retained by such party (or claiming to be employed or retained by such party) to bring about or represent such party in the transactions contemplated by this Agreement.

AGREED TO AND ACCEPTED as of the date first above written.

SPRINGBANK RESOURCES, INC.

/s/ Philip Frank Grey
Name: Philip Frank Grey
Title: Secretary/Treasurer/CFO

LOCATION BASED TECHNOLOGIES CORP.

/s/ David Morse
David Morse, President

SHAREHOLDERS OF LOCATION BASED TECHNOLOGIES, CORP.

/s/ Richard Ramsay
Richard Ramsay

/s/ Brooks Secrest
Brooks Secrest

/s/ Daniel King
Daniel King

/s/ Joseph Scalisi
Joseph Scalisi

/s/ David M. Morse
David M. Morse

/s/ Desiree Mejia
Desiree Mejia

Harry ross Industries

/s/ Gregory Harrison
Name: Gregory Harrison
Title Partner

/s/ Richard Boyer
Richard Boyer

/s/ James R. Hadlock
James R. Hadlock

/s/ Michael Tomasello
Michael Tomasello

/s/ David M. Morse, Jr.
David M. Morse, Jr.

/s/ Aleksandar Nadazdin
Aleksandar Nadazdin

/s/
Alec Gores

/s/
Tom Gores

/s/ Leigh Guarnieri
Leigh Guarnieri

The Morse 1998 Family Trust

/s/ David M. Morse
David M. Morse, Trustee